SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.        )

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Computer Sciences Corporation
(Name of Registrant as Specified In Its Charter)

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Computer Sciences Corporation

Notice of Annual Meeting of Stockholders
on August 12, 2002

      The Annual Meeting of Stockholders of Computer Sciences Corporation will be held at the Sheraton Gateway Hotel, Los Angeles Airport, 6101 West Century Boulevard, Los Angeles, California 90045, at 10:00 a.m., Pacific Daylight Time, on August 12, 2002 for the following purposes:

      1. To elect a board of ten directors to serve for the ensuing year and until their successors are elected and qualified; and

      2. To transact such other business as may properly come before the meeting.

      Only stockholders of record at the close of business on June 14, 2002 will be entitled to notice of and to vote at the meeting or any adjournment thereof.

      Whether or not they are able to attend the meeting personally, stockholders are urged to vote their shares as soon as possible to ensure that their vote is recorded promptly. Stockholders may submit their votes via the Internet, by telephone or by mail, using the paper proxy card, as described in the section entitled “Voting” on page 3.

      Management encourages stockholders to conserve natural resources, as well as save the Company significant printing, mailing and tabulating costs, by enrolling for electronic delivery of stockholder materials, including proxy materials, and Internet voting. For further details, please see “Electronic Delivery of Stockholder Communications” on page 3.

By Order of the Board of Directors,

Hayward D. Fisk
Vice President, General Counsel and Secretary

El Segundo, California
June 28, 2002

ii

Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, California 90245
(310) 615-0311

PROXY STATEMENT

      The Annual Meeting of Stockholders of Computer Sciences Corporation (“CSC” or the “Company”) will be held at the Sheraton Gateway Hotel, Los Angeles Airport, 6101 West Century Boulevard, Los Angeles, California 90045, at 10:00 a.m., Pacific Daylight Time, on August 12, 2002 for the following purposes:

1.	To elect a board of ten directors to serve for the ensuing year and until their successors are elected and qualified; and
2.	To transact such other business as may properly come before the meeting.

      The proxy materials are being mailed to stockholders on or about June 28, 2002.

SOLICITATION OF PROXIES

      This Proxy Statement is furnished to stockholders of the Company in connection with the solicitation of proxies for use at the Annual Meeting. This solicitation is made by the Board of Directors of the Company and the cost of solicitation will be borne by the Company. Solicitation other than by mail may be made personally, by telephone or by facsimile, by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request persons holding stock in their names for others, such as trustees, brokers and nominees, to forward proxy materials to their principals and request authority for the execution of the accompanying proxy and will reimburse such persons for their expenses in so doing. In addition, the Company has engaged the services of Morrow & Co., Inc. with respect to proxy soliciting matters at an expected cost to the Company of approximately $8,000, not including incidental expenses.

      The Annual Report of the Company for the fiscal year ended March 29, 2002 is being mailed to stockholders under the same cover as this Proxy Statement.

      All shares of Common Stock represented by proxies will, unless such proxies have previously been revoked, be voted in accordance with the instructions indicated in such proxies. If no such instructions are indicated, such shares of Common Stock will be voted in favor of the election of the nominees to the Board of Directors. The Company does not know of any matters other than as described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matter or matters are properly presented for action at the Annual Meeting, the proxy holders named in the proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

      A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of the Company, by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. Mere attendance at the Annual Meeting, however, will not in and of itself have the effect of revoking the proxy.

VOTING RIGHTS

      Only stockholders of record at the close of business on June 14, 2002 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The issued and outstanding capital stock of the Company at that date consisted of 171,542,805 shares of Common Stock.

      The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be treated as shares which are present for purposes of determining the existence of a quorum, but which are not present for purposes of determining whether a proposal has been approved. The term “broker non-vote” refers to shares held by a broker in street name which are present by proxy, but which are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. The election of directors is a routine matter upon which a broker may, in the absence of instructions from the beneficial owner, exercise his or her discretion in voting the shares.

      Holders of Common Stock are entitled to one vote for each share, and are entitled to exercise the right to cumulative voting for the election of directors if, on or prior to 10:00 a.m., Pacific Daylight Time, on August 10, 2002, at least one stockholder has given notice in writing to the President or Secretary of the Company that such stockholder desires that the voting for the election of directors be cumulative.

      Under cumulative voting, each stockholder may give one nominee the number of votes equal to the number of directors to be elected multiplied by the number of shares held by the stockholder, or may distribute his or her votes among as many nominees as such stockholder deems appropriate. The nominees (up to the number to be elected) receiving the highest number of votes will be declared elected. If the right to cumulative voting is exercised, the proxy holders named in the proxy and acting thereunder will have the discretion to cumulate votes in any manner, and to vote for less than all of the nominees indicated on any such duly executed proxy, in order to elect the maximum number of the nominees set forth in ITEM 1 below.

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ELECTRONIC DELIVERY OF STOCKHOLDER COMMUNICATIONS

      Stockholders are encouraged to conserve natural resources, as well as save the Company significant printing, mailing and tabulating costs, by visiting http://www.icsdelivery.com/csc and enrolling for electronic delivery of stockholder materials, including proxy materials, and Internet voting. Enrollment is effective until canceled.

      Questions regarding electronic delivery or Internet voting should be directed to Investor Relations at (800) 542-3070 or InvestorRelations@csc.com.

VOTING

      Stockholders who have enrolled for electronic delivery of stockholder communications and Internet voting before the close of business on June 14, 2002 will receive an e-mail with instructions for voting their shares on the Internet.

      Stockholders who receive a paper proxy or voting instruction card may submit their votes:

1.	by completing, executing and returning the card in a timely manner;
2.	by using a touch-tone telephone and complying with the telephone voting instructions, if any, on such card; or
3.	through the Internet by complying with the Internet voting instructions, if any, on such card.
Questions regarding voting should be directed to Investor Relations at (800) 542-3070 or InvestorRelations@csc.com.
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VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      The following table sets forth information regarding beneficial ownership of Common Stock as of June 14, 2002 by (i) each person or group known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) each of the five executive officers of the Company named in the Summary Compensation Table on page 12, (iii) each of the directors of the Company and (iv) all executive officers and directors of the Company, as a group. Unless otherwise indicated, each such person or group has sole voting and investment power with respect to all shares beneficially owned.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percent of Class
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109	13,825,435	(2)	8.1%	(2)

DST Systems Inc. 1055 Broadway Kansas City, Missouri 64105	8,632,342	(3)	5.0%	(3)

Van B. Honeycutt	1,356,902	(4)		(4)(5)

Edward P. Boykin	253,508	(4)(6)		(4)(5)(6)

Leon J. Level	176,860	(4)		(4)(5)

Michael W. Laphen	116,384	(4)(7)		(4)(5)(7)

Paul M. Cofoni	63,612	(4)		(4)(5)

Irving W. Bailey, II	13,152	(8)		(5)(8)

Stephen L. Baum	5,219	(8)		(5)(8)

Rodney F. Chase	1,940	(8)		(5)(8)

William R. Hoover	491,110	(8)(9)		(5)(8)(9)

Thomas A. McDonnell	20,116	(4)(8)(10)		(4)(5)(8)(10)

F. Warren McFarlan	12,310	(8)		(5)(8)

James R. Mellor	9,264	(8)		(5)(8)

William P. Rutledge	4,716	(8)(11)		(5)(8)(11)

All executive officers and directors of the Company, as a group (17 persons)	2,702,066	(4)(8)(10)(12)	1.6%	(4)(8)(10)(12)

(1)	Unless otherwise indicated, the address of each person or group is c/o Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, California 90245.

(2)

This information, which is not within the direct knowledge of the Company, has been derived from a Schedule 13GA filed with the Securities and Exchange Commission on April 8, 2002 with respect to Common Stock beneficially owned as of December 31, 2001. Based upon information contained therein (i) all of such shares are also deemed to be beneficially owned by Edward C. Johnson 3d, Chairman of FMR Corp. and the owner of 12.0% of the outstanding voting stock of FMR Corp, by Abigail P. Johnson, a director of FMR Corp. and the owner of 24.5% of the outstanding voting stock of FMR Corp., and by certain members of the Johnson family, who together may be deemed to form a controlling group with respect to FMR Corp., (ii) Fidelity Management & Research Company, an investment advisor and wholly owned subsidiary of FMR Corp., is the beneficial owner of 13,057,955 shares of Common Stock, and FMR Corp. and Edward C. Johnson 3d each has sole dispositive power, but no voting power, with respect to these shares, (iii) Fidelity Management Trust Company, a bank and wholly owned subsidiary of FMR Corp., in its capacity as an investment manager of institutional accounts, beneficially owns 749,172 shares of Common Stock, and FMR Corp. and Edward C. Johnson 3d each has sole dispositive power with respect to all of these shares, sole voting power with respect to 612,572 of these shares and no voting power with respect to 136,600 of these shares, (iv) Strategic Advisors, Inc., an investment advisor and wholly owned subsidiary of FMR Corp., in its capacity as an investment advisor to individuals, beneficially owns 1,008 shares of Common Stock over which it has sole dispositive power but not sole voting power, and (v) Edward C. Johnson 3d. and members of his family control a partnership which owns stock representing 39.89% of the voting power of Fidelity International Limited, an investment advisor which beneficially owns, and has sole voting and dispositive power with respect to, 17,300 shares of Common Stock (although FMR Corp. voluntarily included such 17,300 shares in the total shares it reported as beneficially owned, it disclaims such beneficial ownership).

(3)

This information, which is not within the direct knowledge of the Company, has been derived from a Form 4 filed with the Securities and Exchange Commission on September 7, 2001 by Mr. McDonnell, President, Chief Executive Officer and a director of DST Systems, Inc.

(4)

With respect to Messrs. Honeycutt, Boykin, Level, Laphen, Cofoni, McDonnell and all executive officers and directors of the Company, as a group, includes 1,350,833, 218,208, 150,000, 107,139, 62,753, 15,800 and 2,073,777 shares of Common Stock,

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respectively, subject to options which were outstanding on June 14, 2002 and which will be exercisable within 60 days thereafter. These shares have been deemed to be outstanding in computing the Percent of Class.

With respect to Messrs. Honeycutt, Boykin, Level, Laphen, Cofoni and all executive officers and directors as a group, includes 6,069, 0, 1,882, 1,699, 859 and 15,400 shares of Common Stock, respectively, which are held for the accounts of such persons under the Company’s Matched Asset Plan and with respect to which such persons had the right, as of June 14, 2002, to give voting instructions to the Committee administering the Plan.

(5)	Less than 1%.

(6)	Mr. Boykin and his wife share voting and investment power with respect to 4,950 of such shares.

(7)	Mr. Laphen and his wife share voting and investment power with respect to 7,546 of such shares.

(8)

With respect to Messrs. Bailey, Baum, Chase, Hoover, McDonnell, McFarlan, Mellor, Rutledge and all executive officers and directors of the Company, as a group, includes 6,152, 3,219, 1,940, 1,300, 4,316, 7,510, 8,064, 4,316 and 36,817 shares of Common Stock, respectively, which shares are subject to restricted stock units that were outstanding on June 14, 2002, and which shares would, pursuant to such restricted stock units, be distributed to such directors if their directorships were to terminate on August 13, 2002. These shares have been deemed to be outstanding in computing the Percent of Class.

(9)	Mr. Hoover and his wife share voting and investment power with respect to 489,810 of such shares.

(10)	Does not include the 8,632,342 shares of Common Stock indicated above as beneficially owned by DST Systems, Inc., of which Mr. McDonnell is President, Chief Executive Officer and a director.

(11)	Mr. Rutledge and his daughter share voting and investment power with respect to 200 of such shares.

(12)

Of such 2,702,066 shares of Common Stock, the executive officers and directors, as a group, have sole voting and investment power with respect to 2,198,306 shares, and shared voting and investment power with respect to 503,760 shares.

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ITEM 1.

ELECTION OF DIRECTORS

Background

      The Board of Directors consists of ten directors, each of whom will stand for reelection at the Annual Meeting. Each of the ten directors to be elected at the Annual Meeting will hold office for the ensuing year and until his or her successor is elected and qualified. It is intended that the accompanying proxy, if furnished, will be voted for the election to the Board of Directors of the ten nominees named below.

      The following information with respect to each person nominated for election as a director has been furnished to the Company by the nominees as of June 14, 2002.

Name	Business Experience(1)	Director Since
Irving W. Bailey, II	Managing Director of Chrysalis Ventures, LLC. Former Chairman and Chief Executive Officer of Providian Corporation. Director of High Speed Access Corp. Age 61.	1992

Stephen L. Baum	Chairman, President and Chief Executive Officer of Sempra Energy. Age 61.	1999

Rodney F. Chase	Deputy Group Chief Executive and Managing Director of BP p.l.c. Director of Diageo p.l.c. Age 59.	2001

Van B. Honeycutt	Chairman and Chief Executive Officer of the Company. Prior thereto, President and Chief Operating Officer of the Company. Director of Beckman Coulter, Inc. and Tenet Healthcare Corporation. Age 57.	1993

William R. Hoover	Chairman of the Executive Committee of the Board of Directors of the Company. Former Chairman, President and Chief Executive Officer of the Company. Director of Rofin-Sinar Technologies Inc. Age 72.	1968

Leon J. Level	Vice President and Chief Financial Officer of the Company. Director of UTi Worldwide Inc. Age 61.	1989

Thomas A. McDonnell	President, Chief Executive Officer and Director of DST Systems, Inc. Director of Euronet Worldwide, Inc., BHA Group Holdings, Inc., Blue Valley Ban Corp, Garmin Ltd. and Commerce Bancshares, Inc. Age 56.	1997

F. Warren McFarlan	Senior Associate Dean, Director, Asia-Pacific Initiative and Albert H. Gordon Professor of Business Administration, Graduate School of Business Administration, Harvard University. Director of Providian Financial Corporation and Li & Fung Limited. Age 64.	1989

James R. Mellor	Former Chairman, President and Chief Executive Officer of General Dynamics Corporation. Director of General Dynamics Corporation, AmerisourceBergen Corporation, USEC Inc. and Net2Phone, Inc. Age 72.	1992

William P. Rutledge	Chairman of Communications & Power Industries, Inc. Former President, Chief Executive Officer and Director of Allegheny Teledyne Incorporated. Director of FirstFed Financial Corp., Sempra Energy and AECOM, Inc. Age 60.	1997

(1)	Represents the nominee’s principal occupation during the past five years and current directorships of publicly held companies and registered investment companies.

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      No nominee for director beneficially owns 1% or more of the outstanding shares of the Company. See note 10 on page 5 above, however.

      Article III, Section 15 of the Bylaws provides that a director shall not serve beyond, and shall automatically retire at, the close of the first annual meeting of stockholders held after the director shall become age 70; provided, however, that any person who was a director on December 6, 1996 and who was age 65 or older on such date may serve until, but shall automatically retire at, the close of the first annual meeting held after such director shall become age 72. Notwithstanding the foregoing, if the Board of Directors shall determine that it is in the best interests of the Company and its stockholders for a person to continue to serve as a director until the close of the annual meeting immediately following the annual meeting upon which Article III, Section 15 would otherwise require such person to retire, then such person shall not be so required to retire until the close of such later annual meeting.

      On May 7, 2001, the Board of Directors determined that it is in the best interests of the Company and its stockholders for Messrs. Hoover and Mellor to continue to serve as directors until the 2003 Annual Meeting of Stockholders.

      At the previous election of directors held at the Annual Meeting of Stockholders on August 13, 2001, approximately 86% of the outstanding shares eligible to vote were represented either in person or by proxy. More than 94% of the shares present and voting at the 2001 Annual Meeting of Stockholders voted for the director nominees.

Meetings of the Board of Directors and Its Committees

      During the fiscal year ended March 29, 2002, the Board of Directors held 7 meetings. The incumbent directors, while serving during the last fiscal year, attended over 94% of the meetings of the Board of Directors and the committees of the Board on which they served.

      The standing committees of the Board of Directors of the Company include the Audit Committee, Compensation Committee, Corporate Governance Committee and Executive Committee. The Board of Directors does not have a Nominating Committee.

      Messrs. McFarlan (Chairman), Baum, Chase and McDonnell serve as the members of the Audit Committee, which during the last fiscal year held 7 meetings. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s charter is attached to this Proxy Statement as Appendix A. None of the members of the Audit Committee is, or has ever been, an employee of the Company or any of its subsidiaries, and each of them is “independent,” as defined in Sections 303.01(B)(2)(a) and (3) of the New York Stock Exchange Listed Company Manual.

      Messrs. Mellor (Chairman), Bailey and Rutledge serve as the members of the Compensation Committee, whose principal function is to determine the compensation of the executive officers, and to administer the Company’s stock incentive plans. During the last fiscal year, the Compensation Committee held 4 meetings. None of the members of the Compensation Committee is, or has ever been, an employee of the Company or any of its subsidiaries.

      Messrs. Rutledge (Chairman), Baum and McFarlan serve as the members of the Corporate Governance Committee. The Corporate Governance Committee reviews the Corporation’s Stockholder Rights Plan, Bylaws and any change-in-control agreements involving management of the Corporation, and recommends to the Board of Directors any changes that it deems to be in the best interests of the Corporation’s stockholders. None of the members of the Corporate Governance Committee is, or has ever been, an employee of the Company or any of its subsidiaries.

      Messrs. Hoover (Chairman), Honeycutt and Level serve as members of the Executive Committee which, within the limits of authority delegated by the full Board of Directors of the Company pursuant to standing and specific resolutions of the Board, acts on behalf of the Board. During the last fiscal year, the Executive Committee took action 8 times, either in meetings or pursuant to written consents.

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      The independent members of the Board of Directors also meet at least once each year without the Company’s Chief Executive Officer or any other management director in attendance to recommend any actions they may deem advisable, consistent with the powers of the full Board. During the last fiscal year, the independent directors held one meeting.

Compensation of Directors

   Cash Compensation

      Each of the eight directors who is not an employee of the Company or any of its subsidiaries (the “Independent Directors”) receives an annual retainer of $40,000 per year, and a meeting fee of $1,000 for each day of attendance, in person or telephonically, at a regularly scheduled Board meeting, and for each day of attendance in person at a special Board meeting. Each Independent Director who is a member of the Audit Committee or Compensation Committee receives an additional $5,000 per year and a meeting fee of $1,000 for each day of attendance, in person, at any meeting of such Committee held on a day upon which there is not also a Board meeting. Each Independent Director who is a member of the Corporate Governance Committee receives a meeting fee of $1,000 for each day of attendance, in person or telephonically, at a meeting of such Committee.

   Restricted Stock Units

      Each of the Independent Directors has been awarded restricted stock units (“RSUs”). When a holder of RSUs ceases to be a director of the Company, the RSUs are automatically redeemed for shares of Common Stock and dividend equivalents with respect to such shares. The number of shares to be delivered upon redemption is equal to the number of RSUs that are vested at the time the holder ceases to be a director. At the holder’s election, which must be made within 30 days after the date of the award, the RSUs may be redeemed (i) as an entirety, upon the day the holder ceases to be a director, or (ii) in substantially equal amounts upon the first five, ten or fifteen anniversaries of such termination of service.

      The RSUs vest on August 11 of each year. Prior to August 13, 2001, each Independent Director other than Mr. Hoover was awarded approximately 640 RSUs that will vest on August 11, 2002. On August 13, 2001, each Independent Director, including Mr. Hoover, was awarded an additional 1,300 RSUs that will vest on August 11, 2002.

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EXECUTIVE COMPENSATION

Report of Compensation Committee on Annual Compensation of Executive Officers

   General

      The Company’s executive compensation program is designed to provide competitive levels of compensation and long-term incentives based on the Company’s performance, and includes base salary, annual incentive awards and stock option grants. The annual incentive award may be paid in the form of cash or stock options (as described below), or may be deferred. The Company has also adopted various employee benefit plans, including retirement plans, health plans, insurance plans and others, in which executive officers are eligible to participate.

      Executive compensation levels and the mix of pay components (base salary and short-term and long-term incentives) are determined by the Compensation Committee. An executive’s base salary and stock option awards are based primarily upon his or her position and long-term contribution to the Company. The annual incentive award is based primarily upon the performance of the executive’s business unit compared to prior year performance and established annual goals. Performance factors include revenue, earnings before interest and taxes (“EBIT”), EBIT margin, operating days’ sales outstanding (“DSO”) and earnings per share (“EPS”), as well as specific individual achievements. The Compensation Committee also considers qualitative factors such as experience and length of service with the Company in determining compensation amounts.

      In addition, the Compensation Committee considers executive compensation data from comparable companies. CSC retained Hewitt Associates, a recognized international compensation consulting firm, to conduct a study of executive compensation at 10 publicly-held companies reflecting the Company’s business mix, primarily in the information technology and services industries. The annual revenues of the companies in this comparator group ranged from $1 billion to $86 billion. The study covered each of the pay components and included regression analysis on the 50th and 75th percentile pay levels.

      Section 162(m) of the Internal Revenue Code limits the deductibility of certain compensation in excess of $1,000,000 paid to the Chief Executive Officer or the four other most highly compensated executive officers of the Company. The Company’s executive compensation program takes into account such potential limitations on tax deductions, but does not require that all compensation qualify for exemption from Section 162(m).

      The Compensation Committee believes that the Company’s executive compensation program allows the Company to attract and retain outstanding executives in the information technology field and is well structured to align management’s and stockholders’ interest in the enhancement of stockholder value through stock ownership programs and incentive programs based on performance and stock value.

   Relationship of Company Performance to Executive Compensation

      Fiscal year 2002 compensation was determined on an individual basis in accordance with the policies and programs described above. Compared to the results, before special items, for fiscal year 2001, fiscal year 2002 revenue was $11.4 billion, up 8.6%; EBIT was $639 million, down 2.1%; EBIT margin was 5.6%, compared to 6.2%; DSO improved by 2 days; and EPS was $2.01, down 11.8%. Revenue growth was considered strong, given difficult global IT services market conditions and adverse currency movements, and compared favorably to the Company’s comparator group. The improvement in DSO contributed to strong cash flow and balance sheet improvement. The decreases in EBIT, EBIT margin and EPS reflect the same difficult market conditions, offset somewhat by the results of expense reduction efforts, and were considered mixed, when compared to the Company’s comparator group, although improved over the course of the year.

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   Fiscal Year 2002 Stock Option Grants

      The Company granted stock options to various executive officers during fiscal year 2002, including each of the five Named Executive Officers, as shown in the Option Grants in Last Fiscal Year table on page 14.

      All stock options vest ratably on the first three anniversaries of the option grant date (assuming continued employment), and vest in full upon retirement at age 62 or older with at least 10 years of service. Options granted in lieu of a cash bonus have an exercise price equal to 25% of the market value of the underlying shares on the option grant date. All other options have an exercise price equal to 100% of the market value on the option grant date.

      On April 25, 2001, the Compensation Committee amended the formula used to calculate the number of shares underlying an option granted in lieu of a cash bonus. Under the old formula, the option “spread” on the date of grant (i.e., (a) the difference between the exercise price per share and the market value of a share on the date of grant, multiplied by (b) the aggregate number of shares underlying the option) was equal to 125% of the cash bonus otherwise payable. Under the new formula, the grant date spread is equal to 150% of the cash bonus otherwise payable. The net effect of the amendment was to increase the number of underlying shares by 20%. The new formula was used for the discount stock options granted in lieu of a cash bonus for fiscal years 2001 and 2002. On April 25, 2001, executives who had received a discount stock option in lieu of a cash bonus for previous fiscal years (which had been calculated using the old formula) were granted an additional discount stock option to purchase 20% of the original number of underlying shares on the same terms and conditions as the original option grant.

      On October 29, 2001, at a time when the Company’s stock had been trading primarily in the $30s for more than six months, the Company announced an option exchange program for all stock options with an exercise price of $70 or more per share (approximately 17% of the stock options then outstanding). The exchange program was structured in such a way that the Company does not expect to record any compensation expense in connection therewith. The Compensation Committee believed that this exchange program was necessary in order to retain and motivate the employees holding these options. Pursuant to the option exchange program, options to purchase 2,352,820 shares were canceled on November 29, 2001, and options to purchase an equivalent number of shares at an exercise price of $46.90 per share were granted on May 30, 2002 to tendering optionholders who remained regular, full-time employees of the Company through such date.

      Although the discount stock options granted on May 3, 2000 in lieu of a cash bonus for fiscal year 2000 were calculated based on the market value of $78.94 per share on that date, they were not covered by the stock option exchange program—only market value options were eligible for exchange. In order to achieve an equitable result for the holders of these options, the Compensation Committee authorized the grant to them on May 31, 2002 of an additional discount stock option on the same terms and conditions as the original grant on May 3, 2000 and the “formula change” option granted on April 25, 2001, which is described above. The number of shares underlying each May 31, 2002 option was calculated so that the aggregate option spread on the three options on May 31, 2002 (based on the closing price of $47.37) was equal to 100% of the cash bonus foregone. See “Option Grants in Last Fiscal Year” on page 14 and note 5 to the Summary Compensation table on page 13.

   Chief Executive Officer Compensation

      The Company has entered into an Employment Agreement with Mr. Honeycutt, the terms and conditions of which are described on page 17. For fiscal year 2002, Mr. Honeycutt’s base salary was increased 5% to $1,168,400, and he was awarded 450,000 stock options (not including options awarded in lieu of cash bonuses, as described above). In determining Mr. Honeycutt’s compensation for fiscal year 2002, the Committee reviewed the compensation of chief executive officers at the comparator companies. The Committee also considered the Company’s financial performance for fiscal year 2001, Mr. Honeycutt’s individual performance during that year and his long-term contributions to the success of the Company.

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During fiscal year 2001, revenue growth of 12.3%, EBIT growth of (5.8)%, EBIT margin of 6.2%, DSO increase of 6 days, and growth in EPS (before special items) of (10.6)% were considered mixed.

      As of June 14, 2002, Mr. Honeycutt had options to purchase an aggregate of 2,474,677 shares of Common Stock and beneficially owned 1,356,902 shares of Common Stock, including 1,350,833 shares subject to options which will be exercisable on or prior to August 13, 2002.

   Conclusion

      The Committee believes that this executive compensation program serves the interests of stockholders and the Company effectively given Company and market performance. The various pay vehicles offered are appropriately balanced to motivate executives to contribute to the Company’s overall future successes, thereby enhancing the value of the Company for the stockholders.

      We will continue to address the effectiveness of the Company’s total compensation program to meet the needs of the Company and serve the interests of its stockholders.

James R. Mellor Irving W. Bailey, II William P. Rutledge
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Summary Compensation Table

      The following table sets forth information concerning the compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”) for services rendered to the Company in all capacities during the fiscal years ended March 29, 2002, March 30, 2001 and March 31, 2000.

Name and Principal Position	Year	Salary(2) ($)	Bonus(3) ($)		Long-Term Compensation Options (#)		All Other Compensation(4) ($)
Van B. Honeycutt	2002	1,164,123		(5)	535,179	(5)	28,215
Chairman and	2001	1,104,985	1,041,186		300,000	(5)	33,200
Chief Executive Officer	2000	1,036,154		(5)	289,209	(5)	30,408

Edward P. Boykin(1)	2002	624,591		(5)	126,183	(5)	11,876
President and	2001	470,693		(5)	51,238	(5)	19,633
Chief Operating Officer	2000	428,723		(5)	40,705	(5)	17,650

Leon J. Level	2002	493,185		(5)	65,623	(5)	9,233
Corporate Vice President and	2001	468,716	228,700		30,000	(5)	12,887
Chief Financial Officer	2000	430,950	430,800		20,000		8,996

Michael W. Laphen	2002	434,200	207,000	(5)	61,577	(5)	289,839
Corporate Vice President and	2001	395,827	311,400		50,000	(5)	452,496
President, European Group	2000	306,000	150,800		23,821	(5)	2,760

Paul M. Cofoni	2002	380,000	391,000		45,000	(5)	5,188
Corporate Vice President and	2001	318,900	247,200		35,000	(5)	5,512
President, Federal Sector	2000	284,616	224,000		31,419	(5)	3,979

(1)	Mr. Boykin was promoted to President and Chief Operating Officer effective July 1, 2001.

(2)

The amounts shown reflect all salary earned during the covered fiscal year. Payment of such salary may be deferred pursuant to the Deferred Compensation Plan. The amounts shown reflect all salary earned during the covered fiscal year, whether or not payment thereof was deferred.

(3)

Bonuses earned during any fiscal year are determined and paid in the following fiscal year pursuant to the Annual Incentive Plan. Payment of such bonuses may be deferred pursuant to the Deferred Compensation Plan. The amounts shown reflect all bonuses earned during the covered fiscal year, whether or not payment thereof was deferred.

(4)

The amounts shown for Messrs. Honeycutt, Boykin, Level and Cofoni, respectively, include preferential interest (that portion of interest considered to be at above-market rates pursuant to the rules of the Securities and Exchange Commission) accrued under the Deferred Compensation Plan as follows: (a) fiscal year 2002—$25,411, $10,432, $6,587 and $2,454; (b) fiscal year 2001—$30,650, $16,909, $10,196 and $2,773; and (c) fiscal year 2000—$27,835, $15,102, $6,497 and $1,520.

Each of the named executive officers participates in a Section 401(k) plan maintained by the Company which provides for a Company contribution equal to 50% of the first 3% of base salary (not in excess of the maximum base salary specified in the Internal Revenue Code—$200,000 for calendar year 2002) contributed by the employee. The amounts shown for Messrs. Honeycutt, Boykin, Level, Laphen and Cofoni, respectively, include the following Company contributions to their Section 401(k) accounts: (a) fiscal year 2002— $2,804, $1,444, $2,646, $2,634 and $2,734; (b) fiscal year 2001—$2,550, $2,724, $2,691, $2,966 and $2,739; and (c) fiscal year 2000—$2,573, $2,548, $2,499, $2,760 and $2,459. Each of the named executive officers also participates in defined benefit plans. See “Defined Benefit Plans” on page 15.

In accordance with Securities and Exchange Commission regulations, the amounts shown for Messrs. Honeycutt, Boykin, Level and Cofoni for all fiscal years, and for Mr. Laphen for fiscal year 2000, do not include perquisites and other personal benefits, securities or property, other than those described above (collectively, “Perquisites”), since the aggregate Perquisites for each of such persons during each of such fiscal years did not exceed $50,000. The Perquisites for Mr. Laphen, which are described below, are valued on the basis of the aggregate incremental cost to the Company.

Effective July 1, 2000, Mr. Laphen, who is a U.S. citizen, relocated to the U.K. at the Company’s request. The amounts shown for Mr. Laphen in fiscal years 2002 and 2001, respectively, include (a) a relocation allowance of $33,415 and $222,602; (b) a cost-of-living allowance of $37,716 and $27,639; (c) a housing and utilities allowance of $164,226 and $169,216; (d) a tax reimbursement of $5,746 and $21,650; and (e) other expense reimbursements of $46,102 and $8,423.

12
(5)

The amounts shown in the Options column include discount stock options granted in lieu of cash bonuses. On April 25, 2001, the Company amended the formula used to calculate the number of shares underlying a discount stock option granted in lieu of a cash bonus. See “Report of Compensation Committee on Annual Compensation of Executive Officers” on page 9. The net effect of the amendment was to increase the number of underlying shares by 20%. The new formula was used for the discount stock options granted in lieu of a cash bonus for fiscal years 2001 and 2002. On April 25, 2001, executives who had received a discount stock option in lieu of a cash bonus for previous fiscal years (which had been calculated using the old formula) were granted an additional discount stock option to purchase 20% of the original number of underlying shares on the same terms and conditions as the original option grant.

On October 29, 2001, the Company announced an option exchange program for all employees who held stock options with an exercise price of $70 or more per share. See “Report of Compensation Committee on Annual Compensation of Executive Officers” on page 9. The amounts shown in the fiscal year 2001 row in the Options column (a) for Messrs. Honeycutt, Boykin, Level, Laphen and Cofoni include 300,000, 30,000, 30,000, 15,000 and 35,000, shares, respectively, underlying stock options with an exercise price of $78.94 per share which were granted on May 3, 2000 and canceled on November 29, 2001, and (b) for Mr. Laphen also include 35,000 shares underlying a stock option with an exercise price of $74.69 per share which was granted on June 30, 2000 and canceled on November 29, 2001. Pursuant to the option exchange program, options to purchase an equivalent number of shares at an exercise price of $46.90 per share were granted on May 30, 2002.

Although the discount stock options granted to Messrs. Honeycutt, Boykin, Laphen and Cofoni on May 3, 2000 in lieu of a cash bonus for fiscal year 2000 were calculated based on the market value of $78.94 per share on that date, they were not covered by the stock option exchange program—only market value options were eligible for exchange. Instead, on May 31, 2002 Messrs. Honeycutt, Boykin, Laphen and Cofoni were granted an additional discount stock option on the same terms and conditions as the original grant on May 3, 2000 and the “formula change” option granted on April 25, 2001, which is described above. The number of shares underlying each May 31, 2002 option was calculated so that the aggregate option spread on the three options on May 31, 2002 (based on the closing price of $47.37) was equal to 100% of the cash bonus foregone.

The amounts shown in the Options column for Messrs. Honeycutt, Boykin, Level and Laphen in fiscal year 2002 include 85,179, 26,183, 20,623 and 9,077 shares underlying discount stock options granted in lieu of a cash bonus of $1,942,500, $597,100, $470,300 and $207,000, respectively, that was earned during such fiscal year. Each of these stock options has an exercise price of $11.40 per share and becomes exercisable to purchase one-third of the underlying shares on June 13, 2003, 2004 and 2005.

The amount shown in the Options column for Mr. Boykin in fiscal year 2001 includes 21,238 shares underlying a discount stock option granted in lieu of a cash bonus of $370,600 that was earned during such fiscal year. This stock option has an exercise price of $8.73 per share and becomes exercisable to purchase one-third of the underlying shares on April 25, 2002, 2003 and 2004.

The amounts shown in the Options column for Messrs. Honeycutt, Boykin, Laphen and Cofoni in fiscal year 2000 include an aggregate of 55,997, 15,288, 5,457 and 2,027 shares, respectively, underlying stock options granted in lieu of a cash bonus of $1,547,500, $422,480, $150,800 and $56,000, respectively, that was earned during such fiscal year. Each of these stock options has an exercise price of $19.73 per share and become exercisable to purchase one-third of the underlying shares on May 3, 2001, 2002 and 2003.

13

Option Grants in Last Fiscal Year

      The following table sets forth information concerning stock options granted to the Named Executive Officers during the fiscal year ended March 29, 2002. No stock appreciation rights were granted in such fiscal year. For a description of the terms and conditions of such options, see “Report of Compensation Committee on Annual Compensation of Executive Officers—Fiscal Year 2002 Stock Option Grants” on page 10.

	Individual Grants
Name	Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($)/sh.	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(7) 5% 10% ($) ($)

Van B. Honeycutt	450,000(1)	10.96	34.90	4/25/2011	9,876,790	25,029,725
	6,535(3)	.16	19.73	5/3/2010	225,228	409,941
	7,105(4)	.17	14.52	5/10/2009	263,958	430,486
	4,704(5)	.12	8.86	5/9/2006	168,242	223,688
	5,444(6)	.13	6.13	5/1/2005	197,782	245,264

Edward P. Boykin	100,000(1)	2.44	34.90	4/25/2011	2,194,842	5,562,161
	21,238(2)	.52	8.73	4/25/2011	1,022,045	1,737,196
	1,784(3)	.04	19.73	5/3/2010	61,485	111,910

Leon J. Level	45,000(1)	1.10	34.90	4/25/2011	987,679	2,502,973

Michael W. Laphen	52,500(1)	1.28	34.90	4/25/2011	1,152,292	2,920,135
	637(3)	.02	19.73	5/3/2010	21,954	39,959

Paul M. Cofoni	45,000(1)	1.10	34.90	4/25/2011	987,679	2,502,973
	236(3)	.01	19.73	5/3/2010	8,134	14,804

(1)	These nonqualified stock options have an exercise price equal to the market value of the underlying shares on the date of grant.

(2)	These discount stock options were granted in lieu of a cash bonus for fiscal year 2001. (See Note (5) to the Summary Compensation Table on page 13).

(3)	These discount stock options were granted in lieu of a cash bonus for fiscal year 2000. (See Note (5) to the Summary Compensation Table on page 13).

(4)	These discount stock options were granted in lieu of a cash bonus for fiscal year 1999. (See Note (5) to the Summary Compensation Table on page 13).

(5)	These discount stock options were granted in lieu of a cash bonus for fiscal year 1996. (See Note (5) to the Summary Compensation Table on page 13).

(6)	These discount stock options were granted in lieu of a cash bonus for fiscal year 1995. (See Note (5) to the Summary Compensation Table on page 13).

(7)

Amounts shown reflect the potential realizable value of each grant of stock options, assuming that the market price of the underlying shares appreciates in value from the date of grant to the expiration date at an annualized rate of 5% or 10%. These potential values are reported in order to comply with Securities and Exchange Commission regulations, and the Company cannot predict whether these values will be achieved.

14

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

      The following table sets forth information concerning stock options the Named Executive Officers exercised during the fiscal year ended March 29, 2002, and stock options they held on March 29, 2002.

			Number of Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)
Van B. Honeycutt	114,000	3,021,988	912,364	760,346	19,982,595	9,130,504

Edward P. Boykin			141,169	162,374	2,735,370	2,833,354

Leon J. Level	20,000	651,165	129,000	71,000	3,104,646	814,125

Michael W. Laphen			77,875	77,046	1,469,720	1,000,841

Paul M. Cofoni			25,674	73,145	125,001	792,735

(1)

The amounts shown reflect the spread between the exercise price and the market value of the underlying shares of Common Stock on March 28, 2002 (based on the $50.75 closing price of Common Stock on that date reported on the Composite Tape for New York Stock Exchange listed companies).

Defined Benefit Plans

      Messrs. Honeycutt, Boykin, Level, Laphen and Cofoni participate in the Pension Plan and the Supplemental Executive Retirement Plan (the “SERP”).

   Pension Plan

      The Pension Plan is a contributory, career average defined benefit plan. Benefits are determined based on the participant’s average base salary during all years of participation, although employees who participated in the Pension Plan prior to January 1, 1987 received an update of the benefits earned to that date based on their average base salary for the five years ended December 31, 1986. There is no deduction for Social Security or other offset amounts, and base salary does not include any bonus, overtime or shift differential compensation.

      Pursuant to Internal Revenue Code requirements, the maximum benefits payable under the Pension Plan and the maximum base salary used to compute Pension Plan benefits are limited each year. For calendar year 2002, the maximum base salary is $200,000. The excess benefit that would be payable under the Pension Plan absent these limitations (the “Excess Benefit”) is paid under the SERP to persons who participate in both Plans.

      Normal retirement under the Pension Plan is age 65 or older, and there is a 6% reduction in benefits for each year by which a participant’s age at retirement is less than 65. Assuming no increase in base salary, the estimated annual benefit under the Pension Plan and the Excess Benefit restoration provision of the SERP, on a single life annuity basis, payable to Messrs. Honeycutt, Boykin, Level, Laphen and Cofoni upon retirement at age 65 is $396,420, $134,801, $141,339, $191,214 and $144,735, respectively.

   Supplemental Executive Retirement Plan

      The SERP provides retirement benefits to certain designated officers and key executives of the Company who satisfy its minimum service requirements. It provides two types of benefits: (i) as described above, an Excess Benefit restoration for SERP participants who also participate in the Pension Plan, which restores the shortfall of Pension Plan benefits resulting from Internal Revenue Code limits on the maximum base salary used to compute Pension Plan benefits ($200,000 in calendar year 2002) and the maximum benefits payable under the Pension Plan, and (ii) as described below, an Additional Benefit for all SERP participants.

15

      The Additional Benefit is payable to the participant for his or her lifetime in an annual amount equal to 50% of the average of the participant’s highest three (of the last five) annual base salaries, with a deduction of 100% of the amount of primary Social Security benefits payable at the time of determination. Upon the death of the participant, a spousal benefit of 50% of the participant’s benefit is generally payable for the spouse’s lifetime.

      Payment of the Additional Benefit commences upon normal retirement at age 62 or older, or, in the sole discretion of the Chief Executive Officer, upon early retirement at age 61 or younger. Except as set forth in the following paragraph, the amount of the Additional Benefit payable will be reduced by 5% for each year by which the participant’s age at retirement is less than 62, and by 1/12 for each year by which the participant’s period of continuous employment is less than 12 years.

      If there were a Change in Control (as defined) and a participant either (i) had an involuntary termination of employment, or a voluntary termination of employment for Good Reason (as defined), within three years thereafter or (ii) had any voluntary termination of employment more than one but within three years thereafter, then payment of the Additional Benefit would commence upon such termination of employment and would be calculated as if the participant were age 62 or older and had at least 12 years of continuous employment. In addition, all stock options held by SERP participants vest in full and become exercisable to purchase all of the underlying shares upon a Change in Control.

      For the fiscal year ended March 29, 2002, the base salary covered by the SERP for Messrs. Honeycutt, Boykin, Level, Laphen and Cofoni was $1,164,123, $624,591, $493,185, $434,200 and $380,000, respectively. Assuming no increase in base salary, the estimated annual Additional Benefit, on a single life annuity basis, payable to Messrs. Honeycutt, Level, Laphen and Cofoni upon retirement at age 62 is $565,394, $226,923, $199,868 and $172,984, respectively. The estimated annual Additional Benefit, on a single life annuity basis, payable to Mr. Boykin if he were to retire on July 1, 2002, at age 63 years and 8 months, is $240,831.

Severance Plan

      Messrs. Honeycutt, Boykin and Level also participate in the Severance Plan for Senior Management and Key Employees (the “Severance Plan”), which provides certain benefits to participants in the event of a change in control of the Company.

      If there were a Change in Control (as defined) and any of them either (i) had a voluntary termination of employment for Good Reason (as defined) within two years thereafter or (ii) had an involuntary termination of employment, other than for death, disability or Cause (as defined), within three years thereafter, then he would receive a one-time payment and medical benefits during a specified period after termination. Mr. Honeycutt would also be entitled to a one-time payment and medical benefits if he had a voluntary employment termination, with or without Good Reason, during the thirteenth month following a Change in Control.

      The amount of the one-time payment is equal to a multiple of the participant’s then-current annual base salary, plus the average annual incentive bonus paid or determined with respect to the three fiscal years preceding the participant’s termination of employment. The multiple is two for Messrs. Boykin and Level, and three for Mr. Honeycutt. The number of years after termination of employment during which a participant would receive medical benefits is equal to the applicable multiple (two or three).

      In addition, the Severance Plan provides that the Company would reimburse participants for all excise taxes they would be required to pay as a consequence of a Change in Control.

16

Employment Agreement

      Pursuant to an Employment Agreement dated as of May 1, 1999, the Company has agreed to employ Mr. Honeycutt as its Chairman and Chief Executive Officer at a minimum annual base salary of $1,040,000. Mr. Honeycutt reports directly to the Board of Directors, and his salary is subject to annual review and adjustment by the Board. Mr. Honeycutt participates in the Company’s employee benefits plans and its bonus, stock option and other incentive compensation plans on terms no less favorable than those applying to other senior officers of the Company.

      If Mr. Honeycutt’s employment is terminated for disability or by death, he or his estate will receive: (1) base salary through the date of termination; (2) a pro rata annual bonus based upon his maximum bonus opportunity for such year; (3) immediate vesting of all long term incentive awards; and (4) immediate vesting of all stock options and restricted stock.

      If Mr. Honeycutt resigns for Good Reason (as defined) or is terminated by the Company without Cause (as defined), he will receive: (1) base salary through the date of termination; (2) a pro rata annual bonus based upon his maximum bonus opportunity for such year; (3) immediate vesting of all long term incentive awards; (4) immediate vesting of all stock options and restricted stock that would otherwise have vested within the following three years, and extension of the stock option exercise period until the earlier of the option expiration date or the third anniversary of the employment termination date; (5) a severance payment in an amount equal to the product of (a) the number of years (including fractions thereof), but not in excess of three, by which the termination date precedes his 62nd birthday, multiplied by (b) the sum of his annual base salary, as in effect immediately prior to termination, plus his average annual bonus paid, deferred or determined during the three most recent fiscal years for which bonuses were determined; (6) continuation of all health and welfare benefits for the number of years (including fractions thereof), but not in excess of three, by which the termination date precedes his 62nd birthday; and (7) SERP retirement or early retirement benefits calculated as if he had terminated employment at an age equal to the lesser of (a) 62 or (b) the sum of his actual age plus three.

      The initial four-year term of the Employment Agreement will automatically be extended for one additional four-year term unless the Company or Mr. Honeycutt gives written notice to the other, at least 60 days prior to the expiration of such term, of an intention not to extend. Any such notice by the Company will be treated as a termination without Cause, unless the Company can establish grounds that would justify a termination for Cause.

17

Comparison of Cumulative Total Return

      The following graph demonstrates the performance of the cumulative total return on Common Stock during the previous five fiscal years in comparison to the cumulative total return on the Standard & Poor’s 500 Stock Index and the Goldman Sachs Technology Services Index.

Indexed Return (1997 = $100)*

	Return FY 1998	Return FY 1999	Return FY 2000	Return FY 2001	Return FY 2002	CAGR
CSC Common Stock	77.06%	0.34%	43.37%	-59.12%	56.88%	10.32%
S&P 500 Index	48.00%	18.46%	17.94%	-21.68%	0.24%	10.18%
Goldman Sachs Technology Services Index	45.25%	6.73%	17.29%	-10.97%	20.16%	14.23%

*

Assumes $100 invested on April 1, 1997 in Computer Sciences Corporation Common Stock, the S&P 500 Index, and the Goldman Sachs Technology Services Index. Indexed amounts and return percentages assume a March 31 fiscal year end.

18

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      DST Systems, Inc. provides data processing and consulting services and licenses certain software products to the Company. During fiscal year 2002, the Company incurred aggregate expenses of $7,578,683 related thereto. DST Systems, Inc. beneficially owns 5% of the outstanding Common Stock, and Thomas A. McDonnell, President, Chief Executive Officer and Director of DST Systems, Inc., is a Director of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on review of information furnished to CSC, reports filed through CSC and representations that no other reports were required, during the fiscal year ended March 29, 2002, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with in a timely manner with one exception: a gift of 16,800 shares of Common Stock by DST Systems, Inc. on December 10, 1996 was inadvertently not reported by Thomas A. McDonnell, President, Chief Executive Officer and Director of DST Systems, Inc., until September 7, 2001. Mr. McDonnell disclaims beneficial ownership of these shares (see note 10 on page 5 above).

REPORT OF AUDIT COMMITTEE

      The Audit Committee reviewed the Company’s audited financial statements for the fiscal year ended March 29, 2002, and discussed them with management and with Deloitte & Touche LLP, the Company’s independent auditors. The Audit Committee also discussed with the independent auditors the materials required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with them their independence.

      Based on such review and discussions, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 29, 2002 for filing with the Securities and Exchange Commission.

      The Audit Committee also determined that the provision of non-audit services by Deloitte & Touche LLP during the fiscal year ended March 29, 2002 was compatible with maintaining their independence.

      Based on the foregoing, the Audit Committee recommended to the Board of Directors, and the Board approved, the selection of Deloitte & Touche as the Company’s independent auditors for the fiscal year ending March 28, 2003.

F. Warren McFarlan Stephen L. Baum Rodney F. Chase Thomas A. McDonnell
19

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

   General

      Deloitte & Touche LLP has acted as the Company’s independent public accountant for more than 39 years and will act in that capacity during the current fiscal year. It is anticipated that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be afforded the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

   Audit Fees

      The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended March 29, 2002 and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year were $3,231,000.

   Financial Information Systems Design and Implementation Fees

      During the fiscal year ended March 29, 2002, Deloitte & Touche LLP did not provide to the Company any information technology services relating to financial information systems design or implementation.

   All Other Fees

      The aggregate fees billed by Deloitte & Touche LLP for services rendered for the fiscal year ended March 29, 2002, other than the services described in “Audit Fees” above, were $3,871,000, including audit-related fees of $1,230,000 and non audit-related fees of $2,641,000.

      Audit-related fees include $425,000 for third party reviews, $324,000 for accounting research and due diligence, $225,000 for employee benefit plan audits and $256,000 for other audit-related projects.

      Non audit-related fees include $1,481,000 for international tax consultation, $806,000 for expatriate tax services, $202,000 for tax compliance and consultation, and $152,000 for other non audit-related projects.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

      Any stockholder who wishes to present a proposal at the Company’s 2003 Annual Meeting of Stockholders must either: (i) submit the proposal to Computer Sciences Corporation, 2100 East Grand Avenue, El Segundo, California 90245, Attention: Secretary, not later than February 28, 2003, in which case the proposal will be included, if appropriate, in the Company’s proxy statement and form of proxy relating to its 2003 Annual Meeting; or (ii) give notice of such proposal to the Company in the manner prescribed in the Company’s Bylaws, which notice must be delivered to, or mailed and received by the Company at the foregoing address between March 15, 2003 and April 14, 2003, in which case the proposal will not be included in the Company’s proxy statement and form of proxy relating to its 2003 Annual Meeting.

20

ITEM 2.

OTHER MATTERS

      The Management of the Company knows of no other business to be presented at the meeting. If, however, other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors,

Hayward D. Fisk Vice President, General Counsel and Secretary
June 28, 2002
21

APPENDIX A

COMPUTER SCIENCES CORPORATION
AUDIT COMMITTEE CHARTER

      RESOLVED, that the Audit Committee shall consist of no less than three independent outside directors of the Corporation;

      RESOLVED FURTHER, that the Audit Committee shall meet prior to the close of each fiscal year to consider the scope of the audit for such fiscal year, and meet after the close of each fiscal year to review the annual report to stockholders for the fiscal year, and convene other meetings as may be called by the Committee Chairman;

      RESOLVED FURTHER, that the members of the Audit Committee shall be appointed at the Annual Organizational Meeting of the Board of Directors and they shall each serve a term of one year, or until their successors are appointed by the Board of Directors;

      RESOLVED FURTHER, that the Audit Committee shall have the following duties and powers:

1.

The Audit Committee shall recommend to the Board of Directors the independent accountants to act as the Corporation’s auditors. The Corporation’s independent auditors shall be appointed by the Board of Directors.

2.	The Audit Committee may propose to the Board of Directors the removal and replacement of the Corporation’s independent auditors.
3.

The Audit Committee shall recommend annually to the Board of Directors the extent of the independent auditors’ engagement. The Corporation’s independent auditors shall submit to the Audit Committee an estimate of their annual charges, which estimate shall be reviewed and approved by the Audit Committee.

4.

The Audit Committee shall meet with the independent auditors upon completion of the annual audit and at such other times as the Committee deems appropriate. The Committee shall review the Corporation’s financial statements, the related report of the independent auditors and management’s draft of the Annual Report, as well as any other matters. The Audit Committee shall present the results of its review to the Board of Directors.

5.	The Audit Committee shall meet periodically with the Corporation’s Internal Audit Director to review:
(a)	the Corporation’s internal controls, including computerized information system controls and security;
(b)	recommendations of both the independent auditors and the internal auditors together with management’s responses thereto; and
(c)	findings with respect to the expense reports of corporate officers and others who report directly to the Chief Executive Officer.
6.

The independent auditors are ultimately accountable to the Board of Directors and the Audit Committee. However, the day-to-day relationship with the independent auditors and direction of the internal audit staff shall continue to be the responsibility of the Vice President and Chief Financial Officer. The Audit Committee may direct any corporate officer or their subordinates, the Corporation’s independent auditors and the Corporation’s internal audit staff to inquire into and report to the Audit Committee on any matter.

A-1
7.	The Audit Committee shall meet privately at least once a year with the independent auditors and with the Internal Audit Director to discuss issues as deemed appropriate.
8.

The Audit Committee Chairman, who shall be elected by the Board, shall ensure that Committee minutes for each meeting are prepared. Minutes of each Audit Committee meeting shall be signed by the Chairman of the Audit Committee and delivered to the Secretary of the Corporation for retention. The Audit Committee Chairman shall report the results of each committee meeting to the Board of Directors.

9.	The Audit Committee shall be notified in advance of any plan by management to replace or demote either the Chief Financial Officer or the Internal Audit Director.
10.	As to the independent auditors, the Audit Committee will be informed:
(a)	by management, if the independent auditors have been threatened with competitively bidding the annual audit engagement;
(b)	by management, of any proposal to outsource either the internal audit function or the MIS function to the Corporation’s independent auditor;
(c)	by the independent auditors, annually, of how much of their practice the Corporation’s business represents; and
(d)	by the independent auditors, of the relationship between annual audit fees and total annual fees paid for all services.
11.	The Audit Committee will assess periodically the adequacy of this Audit Committee charter and the Chairman of the Audit Committee will report the results of the assessment to the Board of Directors.
12.

The Audit Committee will prepare an annual report to be included in the Corporation’s Proxy Statement, commencing with the Proxy Statement for the 2001 Annual Meeting of Stockholders. The report will state whether:

(a)	The Audit Committee has reviewed and discussed the audited financial statements with management.
(b)	The Audit Committee has discussed with the independent auditors the materials required to be discussed by SAS-61, as it may be modified or supplemented.
(c)

The Audit Committee has received the written disclosures and the letter from the independent auditors required by ISB Standard No. 1, as may be modified or supplemented, and has discussed with the auditors their independence.

(d)

Based on the review and discussions referred to in paragraphs (a) through (c) above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

This report will appear over the printed names of each member of the Audit Committee.
13.	The Audit Committee will review annually the independence of its members as required by the New York Stock Exchange.
A-2

COMPUTER SCIENCES CORPORATION
C/O MELLON INVESTOR SERVICES
P.O. BOX 3315
SOUTH HACKENSACK, NJ 07606

*HOUSEHOLDING ELECTION (HH)

Please make your election on the proxy card below. Mark "FOR" to enroll this account to receive certain future security holder documents in a single package per household. Mark "AGAINST" if you do not wish to participate. See enclosed notice.

To change your election in the future, call
1-800-542-1061.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Computer Sciences Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X	CMPTRP	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COMPUTER SCIENCES CORPORATION

1.	To elect nominees to the CSC Board of Directors	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee's number on the line below.
	01) Irving W. Bailey, II, 02) Stephen L. Baum, 03) Rodney F. Chase, 04) Van B. Honeycutt, 05) William R. Hoover, 06) Leon J. Level, 07) Thomas A. McDonnell, 08) F. Warren McFarlan, 09) James R. Mellor and 10) William P. Rutledge.	0	0	0
2.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Please sign, date and return this Proxy promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership, or an agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and elect to vote by ballot, such vote will supersede this Proxy.

For comments, please check this box and write them on the back where indicated.	0
	For	Against

*HOUSEHOLDING ELECTION (HH)	0	0

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IMPORTANT NOTICE TO SHAREHOLDERS

VOTING PREVENTS ESCHEATMENT

Most states have escheatment laws which require CSC to transfer shareholder accounts when they meet that state's criteria for abandoned property. These laws require CSC to issue a replacement stock certificate to the applicable state and the certificate in the shareholder's possession is cancelled on the records of CSC's transfer agent. While the specified number of years varies by state, escheatment generally occurs if you have not voted during a three-year period and you have not contacted CSC's Shareholder Services department or CSC's transfer agent during that time. After delivery to the state, the stock often is sold and claimants are given only the proceeds of the sale, which may or may not be to your benefit, depending on the subsequent trend of the stock price. In addition, it can take many months to retrieve custody of the stock or the proceeds of its sale.

Therefore, it is very important that you vote and that CSC has your current address. If you have moved, please provide your new address to CSC's transfer agent: Mellon Investor Services, P.O. Box 3315, South Hackensack, New Jersey 07606, telephone 800.526.0801, Internet address: www.mellon-investor.com. Please inform Mellon Investor Services if you have multiple accounts or hold stock under more than one name.

For additional information, the CSC Shareholder Services and automated literature request line is available at telephone 800.542.3070.

Note: CSC employees are requested to notify the CSC Service Center of any address change or their local Human Resources representative if not supported by the CSC Service Center.

COMPUTER SCIENCES CORPORATION

ANNUAL MEETING OF STOCKHOLDERS, AUGUST 12, 2002

     The undersigned hereby appoints VAN B. HONEYCUTT, LEON J. LEVEL and HAYWARD D. FISK, and each of them, with full power of substitution and discretion in each of them, as the proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Computer Sciences Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Computer Sciences Corporation to be held at the Sheraton Gateway Hotel, Los Angeles Airport, 6101 West Century Boulevard, Los Angeles, California 90045, at 10:00 a.m., Pacific Daylight Time, on August 12, 2002, and at any adjournment thereof, upon the election of directors and any other matter properly coming before the meeting.

     If more than one of such proxies or substitutes shall be present and vote, a majority thereof shall have the powers hereby granted, and if only one of them shall be present and vote, he shall have the powers hereby granted.

     This card also provides voting instructions for shares, if any, held in the Company's employee benefit plans.

THIS PROXY WILL BE VOTED AS DIRECTED HEREIN, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

NOTE: THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

Comments:

(If you noted any comments above, please check corresponding box on the reverse side.)

PROXY

If you do not vote by Internet, telephone or proxy card, or attend the meeting and vote by ballot, your shares cannot be voted.